EXHIBIT 5




                [Letterhead of Canadian National Railway Company]



                                                                 October 9, 2001


Securities and Exchange Commission 450 - 5th Street, N.W.
Washington, D.C. 20549
U.S.A.


Ladies and Gentlemen:

         I am the Senior Vice President, Chief Legal Officer and Corporate Secretary of Canadian National Railway Company, a Canadian corporation (the "Company"). In connection with the acquisition of Wisconsin Central Transportation Corporation ("WC"), the Company is party to the Agreement and Plan of Merger dated as of January 29th, 2001 among the Company, WC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger Sub") and WC (the "Merger Agreement"). Terms defined in the Merger Agreement are used herein as therein defined. In accordance with and as further explained in the Merger Agreement, CN has agreed to issue options on an aggregate of 978,114 shares of CN Common Stock (the "New CN Options") in exchange for the cancellation of stock options to purchase shares of WC Company Stock.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the CN Common Stock, when issued in accordance with the Merger Agreement and the terms and conditions of the New CN Options, will be validly issued, fully paid and non-assessable under the laws of Canada.

         The foregoing opinion is limited to the laws of the Province of Quebec and the laws of Canada applicable therein. As to all matters governed by or relating to laws other than the laws of the Province of Quebec and the laws of Canada applicable therein, I do not express any opinion.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

         This opinion is rendered solely to you in connection to this transaction. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.


                                               Very truly yours,


                                               /s/ Sean Finn
                                               -------------
                                               Sean Finn